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                                                                   Exhibit 10.39
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                    Description of Loan to Michael Skubisz
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      On October 1, 1999, the Company loaned $50,000 to Mr. Skubisz.  Subject to the forgiveness provisions discussed below, the principal amount of this loan is payable (i) in full on October 1, 200 and (ii) with the net proceeds of any sale of shares of Common Stock prior to October 1, 2000, which net proceeds will be applied against any unpaid principal. The Company will forgive the entire principal balance of the loan if (i) the share price of the Common Stock of the Company does not exceed $16.50 per share at a time in which Mr. Skubisz has shares available to sell and is free to sell the shares and (ii) Mr. Skubisz maintains continuous employment with the Company through October 1, 2000. The principal balance of this loan was forgiven during fiscal 2001.